Exhibit 99.1

Actuate Therapeutics Announces Pricing of $11.0 Million

Underwritten Public Offering

CHICAGO, IL and FORT WORTH, TX, October 27, 2026 — Actuate Therapeutics, Inc. (NASDAQ: ACTU) (“Actuate” or the “Company”), a clinical-stage biopharmaceutical company focused on developing novel therapies for difficult-to-treat cancers, today announced the pricing of an underwritten public offering of 30,985,900 shares of its common stock and warrants to purchase up to an aggregate of 15,492,950 shares of its common stock. The public offering price for each set of two shares of common stock and one accompanying warrant (each, a “Warrant” and collectively, the “Warrants”) to purchase one share of common stock is $0.71 per set of securities (the “Offering”). The Warrants are being sold at the rate of one Warrant for every two shares of common stock. The Warrants will have an exercise price of $0.45 per share, are exercisable immediately upon issuance and will expire five years following the date of issuance. The shares of common stock and Warrants will be issued separately but can only be purchased together in the Offering.

In addition, the Company has granted the underwriter a 45-day option to purchase up to 4,647,885 additional shares of its common stock and additional Warrants to purchase up to 2,323,942 shares of common stock, at the underwriter’s discretion, at the public offering price per share of common stock or Warrant, less underwriting discounts and commissions.

The Offering is expected to close on October 28, 2026, subject to the satisfaction of customary closing conditions.

Newbridge Securities Corporation is acting as sole book-running manager for the Offering. The Black River Management LTD Branch Office of Newbridge Securities Corporation was responsible for sourcing and executing the Offering.

The gross proceeds to the Company from the Offering are expected to be approximately $11.0 million, before deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. The potential additional gross proceeds from the Warrants, if fully exercised on a cash basis, will be approximately $7.0 million. No assurance can be given that any of the Warrants will be exercised. The Company intends to use the net proceeds from the Offering for working capital and general corporate purposes.

The shares of common stock and Warrants described above are being offered by the Company pursuant to an effective registration statement on Form S-1, as amended (File No. 333-299332), filed with and subsequently declared effective by the Securities and Exchange Commission (the “SEC”). A preliminary prospectus relating to the Offering has been filed with the SEC and is available on the SEC’s website at http://www.sec.gov. The Offering is being made only by means of a prospectus that forms part of the effective registration statement. A final prospectus describing the terms of the Offering will be filed with the SEC. Copies of the final prospectus relating to the Offering, when available, may be obtained from Newbridge Securities Corporation, at 1200 North Federal Highway, Suite 400, Boca Raton, FL 33432, Attention: Syndicate, Email: syndicate@newbridgesecurities.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

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About Actuate Therapeutics, Inc.

Actuate Therapeutics, Inc. is a clinical-stage biopharmaceutical company focused on developing therapies for the treatment of high-impact, difficult-to-treat cancers. Actuate’s lead investigational drug, elraglusib (a novel GSK-3β inhibitor), targets molecular pathways in cancer that are involved in promoting tumor growth and resistance to conventional cancer drugs such as chemotherapy through the inhibition of nuclear factor kappa-light-chain-enhancer of activated B cells (NF-κB) and DNA Damage Response (DDR). Elraglusib may also mediate anti-tumor immunity through the regulation of multiple immune checkpoints and immune cell function.

Forward-Looking Statements

This press release contains forward-looking statements under the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including statements regarding Actuate’s expectations on the timing and completion of the Offering, the potential exercise by the underwriter of its option to purchase additional securities and the anticipated use of proceeds therefrom. Forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially, including those risks disclosed under the caption “Risk Factors” in the prospectus related to the Offering. These forward-looking statements speak only as of the date hereof. Actuate does not undertake and specifically disclaims any obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur, except as required by law.

Investor Contact

Mike Moyer

Managing Director

LifeSci Advisors, LLC

mmoyer@lifesciadvisors.com

Media Contact

Ignacio Guerrero-Ros, Ph.D.

Russo Partners, LLC

ignacio.guerrero-ros@russopartnersllc.com

(858) 717-2310

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